Exhibit 99.1

Contact:  Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS FIRST QUARTER 2007 RESULTS

FRANKLIN, Mass., May 3, 2007 --- PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three months ended March 31, 2007.

First quarter 2007 total revenues were $1,493,000 compared with $1,889,000 in the first quarter of 2006. The net loss for the first quarter of 2007 was $686,000, or $0.02 per diluted share, compared to net income of $1,291,000, or $.0.04 per diluted share, in the first quarter of 2006, a period which included a $1.4 million gain on the sale of the company’s Optiwave disposable manufacturing rights to Edwards Lifesciences Corporation.

“The first quarter of 2007 marked a significant turning point for PLC, as we changed the exclusive marketer and distributor for our TMR business in the U.S. from Edwards to Novadaq Technologies, Inc., a public company listed on the Toronto Stock Exchange,” said Mark R. Tauscher, president and chief executive officer of PLC Systems. “This transition occurred late in the quarter, and obviously affected our first quarter results to some degree. We are very pleased, however, with the initial response from Novadaq’s recently expanded US sales force to our TMR business, and are encouraged by their integrated approach to heart surgeons combining Novadaq’s innovative SPY® Intra-Operative Imaging System with TMR. Already, we have learned that heart surgeons in the field are utilizing them together to gain both the diagnostic and therapeutic benefits that they provide. This market opportunity will be important in enabling future sales growth in TMR by Novadaq’s sales team, and we look forward to working closely with Novadaq to capitalize on it.”

Mr. Tauscher added, “Also during the first quarter of 2007, we announced the treatment of the first patients enrolled in our pilot trial for our RenalGuard Therapy™, which is designed to prevent Contrast Induced Nephropathy (CIN). We remain very enthusiastic about the market opportunity for RenalGuard™ in enabling at-risk patients to avoid CIN. These at-risk patients are believed to constitute some 15-20 percent of all patients undergoing the approximately seven million imaging procedures worldwide each year. We continue to make progress both in qualifying additional sites as part of our pilot trial as well as in laying the groundwork for our application to secure a CE Mark in Europe, which would allow us to begin our initial distribution in that region later this year.”

During the first quarter of 2007, PLC shipped 3 new CO2 Heart Lasers (HL2) to U.S. hospitals through Novadaq. PLC ended the first quarter of 2007 with 158 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.  Also during the first quarter of 2007, a total of 457 disposable kits were shipped worldwide by Edwards, Novadaq and PLC. Edwards and Novadaq delivered 452 of these kits to U.S. hospitals and PLC shipped five disposable kits to international customers. In comparison, a total of 506 disposable kits were delivered worldwide during the first quarter of 2006.

Cash and short term investments at the end of the first quarter of 2007 totaled $10,077,000, up from $10,034,000 at the end of December 2006.

PLC Systems will host a conference call today, May 3, at 11:00 a.m. Eastern Time to discuss these matters. The call may be joined by dialing (866) 510-0711, or internationally, (617) 597-5379, at least five minutes prior to the start of the call. The passcode is: 43136916. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com. An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 37331740, from 1 pm on May 3, 2007 through midnight on May 10, 2007.

About PLC Systems Inc.

PLC Systems Inc. (AMEX: PLC) is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device approved by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare. The company recently initiated clinical studies for its RenalGuard Therapy and RenalGuard System™. RenalGuard’s matched fluid replacement system is designed for interventional cardiology and radiology patients undergoing diagnostic and therapeutic imaging procedures where contrast agents are administered.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including Novadaq may be unsuccessful in selling our products, the transition period following Novadaq’s new role as our exclusive US distributor may adversely affect our revenues, we and Novadaq may be unable to convince health care professionals and third party payers of the medical and economic benefits of performing TMR, there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2006, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, RenalGuard, RenalGuard Therapy and RenalGuard System are trademarks of PLC Systems Inc.
Edwards Lifesciences is a trademark of Edwards Lifesciences Corporation.
Novadaq and SPY are trademarks of Novadaq Technologies, Inc.

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PLC SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Product sales — U.S. Distributor	$900	$1,176
Product sales — other	234	304
Service fees — U.S. Distributor	324	364
Service fees — other	35	45
Total revenues	1,493	1,889

Cost of revenues:
Product sales — U.S. Distributor	461	363
Product sales — other	125	148
Service fees — U.S. Distributor	176	142
Service fees — other	32	38
Total cost of revenues	794	691
Gross profit	699	1,198

Operating expenses:
Selling, general and administrative	1,013	880
Research and development	491	533
Total operating expenses	1,504	1,413

Gain on the sale of manufacturing rights	—	1,432
Income (loss) from operations	(805)	1,217

Other income, net	119	74
Net income (loss)	$(686)	$1,291
Basic and diluted income (loss) per share	$(0.02)	$0.04

Average shares outstanding:
Basic	30,311	30,080
Diluted	30,311	30,592

CONDENSED BALANCE SHEET

	March 31, 2007	December 31, 2006
Cash and short-term investments	$10,077	$10,034
Total current assets	12,148	12,802
Total assets	12,504	13,176
Total current liabilities	3,160	2,953
Shareholders’ equity	6,478	7,129